UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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TWFG, INC.
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TWFG INSURANCE

WE ARE TWFG

TWFG | Nasdaq Listed

2025 PROXY STATEMENT

OUR MISSION

Our mission is to deliver diverse and comprehensive insurance solutions to our agents, peace of mind to our policyholders, and efficient distribution channels for our carrier partners.

OUR VISION

We are the future of insurance. We are the most accessible, caring, innovative, and responsive, independent insurance organization in the country, with a reputation of resilience and integrity.

10055 Grogans Mill RD, Suite 500 The Woodlands, TX 77380 Telephone: (281) 367-3424
April 11, 2025
Fellow Stockholders:
Dear Fellow Stockholders,
You are cordially invited to attend our 2025 Annual Meeting of Stockholders on Wednesday, May 28, 2025, at 9:00 a.m. (Central Time). Please review the enclosed materials and submit your proxy on a timely basis. Your vote is important.
All TWFG, Inc. stockholders of record at the close of business on April 1, 2025 are welcome to attend the Annual Meeting, but it is important that your shares are represented at the Annual Meeting whether or not you plan to attend. To ensure that you will be represented, we ask you to vote by telephone, mail, or over the Internet as soon as possible.
Thank you for your investment in TWFG and for your time in reviewing our proxy materials in advance of our first annual stockholder meeting. As founder, chairman of the board, president, and chief executive officer, it is my honor to share the outstanding accomplishments the TWFG team delivered in 2024.
Our team of passionate insurance professionals has been an integral part of TWFG’s successful history of growth and resilience since 2001. This team, many of whom are stockholders themselves, were instrumental in driving a highly successful execution of TWFG’s IPO with it being twenty times oversubscribed during last summer’s road show. The strong demand from investors allowed us to price above the $14-16 range, pricing at $17 per share on July 17, 2024. To top off an excellent day, The Wall Street Journal ranked TWFG the 20th Best-Performing US-Listed IPO in 2024 based on an 81.2% increase in share price from our initial offering through the last day of trading, Tuesday, December 31, 2024.
We continue to establish TWFG as one of the fastest-growing independent insurance distribution platforms, with industry-leading organic growth and margin expansion. Our model provides agents with cutting-edge tools, technology, and operational support, enhancing their ability to succeed in an evolving insurance landscape.
2024 was a transformational year for TWFG. We successfully completed our IPO in July, raising $192.9 million in net proceeds. This capital provides us with significant flexibility to accelerate growth through acquisitions, expand geographically, and invest in technology to enhance agent productivity and client experience. Total revenue for the year grew by 18.4% to $203.8 million, with Organic Revenue Growth* of 14.5%, reflecting both sustained momentum in new business production and strategic expansion efforts. Adjusted EBITDA* for the year increased 44.7% to  $45.3 million, demonstrating the scalability of our platform and operational efficiencies.
We continue to be strategically focused on growing our national footprint, and in 2024, TWFG expanded into 15 new states and added 144 new retail locations, bringing our total retail locations to approximately 520 across 34 states. In addition, our Managing General Agency now supports independent agents operating in 42 states at year-end.
Total written premium for 2024 reached $1.5 billion, an 18.3% increase year-over-year, reinforcing our ability to drive growth in both our retail and wholesale channels. As we continue to enhance agent productivity through technology and strategic acquisitions, we remain confident in our ability to sustain high levels of organic growth.
Our M&A strategy continues to be a core part of our growth plan. As we evaluate M&A opportunities, our focus remains on acquiring high-quality agencies that align with our culture and strategic vision. While acquisitions will be a key driver of long-term growth, we are maintaining financial discipline—prioritizing organic expansion, technology investments, and balance sheet flexibility. We remain committed to keeping leverage within a prudent range, ensuring financial strength as we scale our business.
Technology is at the core of TWFG’s differentiated approach. Our constant investment in new technology, combined with our Agency-in-a-Box model, equips agents with enhanced client engagement and management tools.

10055 Grogans Mill RD, Suite 500 The Woodlands, TX 77380 Telephone: (281) 367-3424
From a market perspective, we are seeing stabilization in carrier appetites and improvements in loss ratios, which have opened new opportunities for growth. Carriers are once again accepting new business in areas where capacity had previously been constrained. While this presents an opportunity for growth, we remain mindful of the importance of diversification and maintaining flexibility in our strategy.
We delivered strong financial results for the fourth quarter, highlighted by:
•30.8% Total Revenue Growth compared to the prior year period.
•20.5% Organic Revenue Growth*, driven by increased new business production and higher premium rates.
•26.8% Adjusted EBITDA Margin*, reflecting margin expansion from economies of scale and our efficient operating model.
Our Q4 Adjusted EBITDA Margin outperformance was primarily due to higher contingent commission income and a timing-related delay in certain public company expenses. We expect a normalized Adjusted EBITDA Margin in 2025, reflecting our long-term operating efficiency targets. We continue to focus on scaling our platform while optimizing cost structures to drive sustainable margin expansion over time.
Looking ahead, our priorities remain clear:
We will continue integrating recent and future acquisitions and supporting the growth of our new locations. We will focus on expanding geographically while enhancing our technology and agent support systems. We will remain disciplined in capital allocation as we pursue both organic and acquisition-driven growth. We believe these efforts position TWFG for continued success in 2025 and beyond.
Lastly and importantly, I would like to acknowledge once again the passion, drive, and professionalism of the TWFG team which I am fortunate enough to call the “TWFG Family.” Their integrity and tireless commitment continue to inspire our peers, and fulfill on the promises to the communities, agents, carriers, and investors we serve.
On behalf of the Board of Directors and our leadership team, I would like to express our appreciation for your continued interest in the business of TWFG, Inc.
Respectfully yours,
Richard F. ("Gordy") Bunch III
Chairman and Chief Executive Officer
* Adjusted EBITDA, Adjusted EBITDA Margin and Organic Revenue Growth are non-GAAP measures. For definitions of and reconciliations to the most directly comparable financial measures presented in accordance with GAAP, please see the Appendix.

10055 Grogans Mill RD, Suite 500 The Woodlands, TX 77380 Telephone: (281) 367-3424
Notice of Annual Meeting of Stockholders

DATE & TIME
Wednesday, May 28, 2025 9:00 a.m. (Central Time)
WHERE
The meeting will be a virtual-only meeting, conducted exclusively via webcast at www.virtualshareholdermeeting.com/TWFG2025. There will not be a physical location for the meeting, and you will not be able to attend the meeting in person. Stockholders will be able to attend, vote, and submit questions (both before and during a portion of the meeting) virtually.

The principal business of the 2025 annual meeting of stockholders of TWFG, Inc. (the “Annual Meeting”) will be to:

1
Elect each of Richard F. ("Gordy") Bunch III, Michael Doak, Jonathan Anderson, Michelle Caroline Bunch, Robin A. Ferracone, and Janet S. Wong, as a director, to hold office until the 2026 annual meeting of stockholders;

2	Ratify the appointment of Deloitte & Touche LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and
3	Transact any other business as may properly come before the meeting or any adjournment or postponement thereof.
You can vote at the Annual Meeting in person virtually or by proxy if you were a stockholder of record at the close of business on April 1, 2025. You may revoke your proxy at any time prior to its exercise at the Annual Meeting.
We are electronically disseminating Annual Meeting materials to our stockholders, as permitted under the "Notice and Access" rules adopted by the Securities and Exchange Commission. Stockholders who have not opted out of Notice and Access will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access Annual Meeting materials via the Internet. The Notice also provides instructions on how to obtain paper copies if preferred.
By Order of the Board of Directors,
Julie E. Benes
General Counsel and Secretary
The Woodlands, TX
April 11, 2025

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 28, 2025: The Notice of Annual Meeting, Proxy Statement and our 2025 Annual Report to Stockholders are available electronically at www.proxyvote.com.

10055 Grogans Mill RD, Suite 500 The Woodlands, TX 77380 Telephone: (281) 367-3424
Proxy Summary
This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation by the Board of Directors (the “Board”) of TWFG, Inc. of proxies from the holders of our Class A common stock, par value $0.01 per share (the “Class A Common Stock”), our Class B common stock, $0.00001 par value per share (the “Class B Common Stock”), and our Class C common stock, $0.00001 par value per share (the “Class C Common Stock” and, together with the Class A Common Stock and Class B Common Stock, the “Common Stock”) for use at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held virtually at www.virtualshareholdermeeting.com/TWFG2025 on May 28, 2025 at 9 a.m. Central Time, and at any and all adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Company’s Annual Report to Stockholders, which includes the Company’s Form 10-K for the fiscal year ended December 31, 2024, (the “Form 10-K”) and other financial information (the “Annual Report”), is included with this Proxy Statement for informational purposes and not as a means of soliciting your proxy. We will furnish any exhibit to our Form 10-K at no charge to any stockholder who provides a written request to the Company’s Secretary at the address above. You can also access our filings with the Securities and Exchange Commission (“SEC”), including our annual reports and all amendments thereto, at www.sec.gov.
This Proxy Statement and the accompanying proxy card and Notice of Annual Meeting of Stockholders are first being provided to stockholders on or about April 11, 2025.
Unless otherwise indicated or unless the context otherwise requires, all references in this Proxy Statement to the “Company,” “TWFG” “we,” “us,” “our” and similar expressions are references to (i) TWFG, Inc. and, unless otherwise stated or the context otherwise requires, all of its subsidiaries, including TWFG Holding Company, LLC, for periods following the consummation of the reorganization transactions that occurred in July 2024, including our initial public offering (“IPO”), and (ii) TWFG Holding Company, LLC and, unless otherwise stated or the context otherwise requires, all of its subsidiaries, for periods prior to the completion of the reorganization transactions, including our IPO.
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all the information that you should consider, and you should read the entire Proxy Statement carefully before voting.
Voting Matters and Board Recommendations

Proposal		The Board’s Recommendations	Page

1	Elect each of the six director nominees for a one-year term	FOR each director nominee	2
2	Ratify the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the year ending December 31, 2025	FOR	32
How to Vote

Internet
www.virtualshareholdermeeting.com/TWFG2025
(prior to May 27, 2025)
Attend our Annual Meeting virtually by logging into the virtual annual meeting website and vote by following the instructions provided on the website.
Telephone 1-800-690-6903	Mail Mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope.

TWFG, INC.	1	2025 Proxy Statement

PROPOSAL ONE
Election of Directors
Our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that our Board must have between three and eleven directors, and the number of directors to hold office at any time may be determined from time to time by resolution of our Board. Our Board currently consists of six members. Richard F. (“Gordy”) Bunch III, Michael Doak, Jonathan Anderson, and Michelle Bunch have served as directors since the inception of TWFG, Inc. in January 2024. Robin A. Ferracone and Janet S. Wong joined the Board in July 2024, when the Company completed its IPO. Our Board is currently declassified and will remain so until the Majority Ownership Requirement (as defined below) is no longer satisfied. See “Board Leadership Structure — Composition” for more information. Each director is subject to re-election annually and serves until a successor is duly elected and qualified or until his or her earlier death, resignation or removal.
Our Board has nominated Richard F. ("Gordy") Bunch III, Michael Doak, Jonathan Anderson, Michelle Caroline Bunch, Robin A. Ferracone, and Janet S. Wong for re-election as directors. Biographical information for each director nominee is set forth below. If elected at the Annual Meeting, each of these nominees will serve for a one-year term expiring at the 2026 annual meeting of stockholders and until his or her successor has been duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve. If any nominee is not able to serve, proxies will be voted in favor of the other nominee and may be voted for a substitute nominee, unless our Board chooses to reduce the number of directors serving on our Board. Unless otherwise instructed, the proxy holders will vote the proxies received by them "FOR" the election of each of Richard F. ("Gordy") Bunch III, Michael Doak, Jonathan Anderson, Michelle Caroline Bunch, Robin A. Ferracone, and Janet S. Wong as a director.
Director Snapshot

				Committee Memberships
Name	Independent	Age	Director Since	AC	CC

Richard F. ("Gordy") Bunch III	No	52	2024
Michael Doak	Yes	49	2024	●
Jonathan Anderson	Yes	46	2024	●	●
Michelle Caroline Bunch	No	53	2024
Robin A. Ferracone	Yes	71	2024		●
Janet S. Wong	Yes	66	2024	●
Key to Committees:        AC = Audit Committee    CC = Compensation Committee

TWFG, INC.	2	2025 Proxy Statement

Director Skills Matrix

Name	Leadership Experience	Financial or Accounting Acumen	Insurance Industry Experience	Corporate Governance	Public Company Experience	Cybersecurity

Richard F. Bunch III	●	●	●	●
Michael Doak	●	●	●	●	●
Jonathan Anderson	●	●	●	●
Michelle Caroline Bunch			●
Robin A. Ferracone	●		●	●	●
Janet S. Wong	●	●		●	●	●
Director Biographies
The following is a brief biographical summary of the experience of our director nominees:

RICHARD F. BUNCH III is an entrepreneur who founded TWFG in 2001. Mr. Bunch has served as Chairman, President and Chief Executive Officer of TWFG since its inception. Mr. Bunch has over 28 years of industry experience. Prior to founding TWFG, Mr. Bunch worked in the insurance industry as a Manager, Financial Services at Prudential, Associate General Agent at American National and Agent at Texas Farm Bureau. Mr. Bunch holds multiple professional licenses, including Life & Health Agent, Property & Casualty Agent, Managing General Agent, Surplus Lines Agent and Lloyd’s of London Coverholder. Mr. Bunch previously held FINRA Series 6, 7, 24, 63 and 65 licenses. Mr. Bunch also served in the U.S. Coast Guard as Petty Officer 3rd Class with a focus on logistics, accounting, U.S. General Services Administration contracting and law enforcement. During his time in service, Mr. Bunch embarked on several deployments, including the Hurricane Andrew Emergency Response Team, Human Trafficking & Drug interdiction, and Search & Rescue. He currently serves as the Capital Campaign Chair for the Future National Coast Guard Museum. Mr. Bunch also served on The Woodlands Township Board of Directors from 2012 to 2022, including as the elected Chairman from 2016 to 2022. Mr. Bunch was named the 2015 Ernst & Young Products & Services Entrepreneur of the Year for the Gulf Coast Region.
We believe Mr. Bunch’s extensive industry and leadership experience and his insight into our business as our founder and Chief Executive Officer make him a valuable member of our Board.

Richard F. (“Gordy”) Bunch III Chief Executive Officer, Chairman and Director Age: 52 Director Since: 2024

TWFG, INC.	3	2025 Proxy Statement

MICHAEL DOAK is the lead independent director and has served on our Board since the Company's inception in January 2024. Mr. Doak has served as the Chief Executive Officer and Managing Partner of Griffin Highline Capital since 2020. Prior to founding Griffin Highline Capital, he served in various leadership roles at entities associated with RenaissanceRe and as the portfolio manager of the direct investments portfolio. Mr. Doak currently serves on the board of managers of Open Road Ultimate Holdings LLC, Inness Ultimate Holdings LLC and Dallas Specialty Ultimate Holdings LLC. He was previously a director and chair of the Nominating and Governance Committee of Trupanion, Inc., a director at Falcon Risk Holdings LLC, a director of Tower Hill Insurance Group and a director of DaVinci Reinsurance Ltd. Mr. Doak earned his Bachelor of Arts degree from the University of Virginia and his Juris Doctor degree from the University of Pennsylvania Law School.
We believe Mr. Doak is qualified to serve on our Board due to his experience advising insurance and high growth companies, his financial and investment expertise and his experience with private and public companies.

Michael Doak Lead Independent Director Age: 49 Director Since: 2024

JONATHAN ANDERSON has served on our Board since the Company's inception in 2024. Mr. Anderson has served as Senior Vice President, Global Head – Strategic Investments of RenaissanceRe, a Property & Casualty reinsurance provider, since 2020. Prior to joining RenaissanceRe, Mr. Anderson was an Executive Director in Morgan Stanley’s Investment Banking group, advising insurance companies on Mergers & Acquisitions (“M&A”) and capital raising transactions from 2010 to 2020. Mr. Anderson earned his Bachelor of Arts degree from the Ivey School of Business at Western University and his Master of Business Administration degree from The University of Chicago Booth School of Business.
We believe Mr. Anderson is qualified to serve on our Board due to his experience advising boards and executives of insurance companies, his expertise in finance and corporate governance and his experience in the insurance industry.

Jonathan Anderson Director Age: 46 Director Since: 2024

TWFG, INC.	4	2025 Proxy Statement

MICHELLE CAROLINE BUNCH has served on our Board since the Company's inception in January 2024. She was previously licensed as a Life & Health Agent and Property & Casualty Agent and worked as an insurance agent with American National. Ms. Bunch earned her Bachelor of Science degree from the University of North Texas.
We believe Ms. Bunch is qualified to serve on our Board due to her insurance industry experience and extensive knowledge of TWFG’s business.

Michelle Caroline Bunch Director Age: 53 Director Since: 2024

ROBIN A. FERRACONE has served on our Board since July 2024, when the Company completed its IPO. Since 2007, Ms. Ferracone has served as the Chief Executive Officer of Farient Advisors LLC, a performance and strategic compensation advisory firm. Previously, she was Vice Chair of the western region of Marsh & McLennan Companies, Inc. (“MMC”), a global professional services firm in the areas of risk, strategy, and human capital, and President, Human Capital Business of Mercer, a subsidiary of MMC. Ms. Ferracone served as a member of Trupanion Inc.’s (“Trupanion”) board of directors from 2015 to 2021. She also served as Chair of Trupanion’s Compensation Committee from 2015 to 2021 and was a member of Trupanion’s Nominating and Corporate Governance Committee from 2015 to 2021. Ms. Ferracone holds a Master of Business Administration from the Harvard Business School and a Bachelor of Arts degree in Economics and Management Science from Duke University.
We believe Ms. Ferracone is qualified to serve on our Board due to her extensive expertise in corporate governance, human capital and compensation consulting, her leadership experience, her prior service on a public company board, and her experience as an insurance brokerage and consulting company executive.

Robin A. Ferracone Director (Chair of the Compensation Committee) Age: 71 Director Since: 2024

TWFG, INC.	5	2025 Proxy Statement

JANET S. WONG has served on our Board since July 2024, when the Company completed its IPO. Ms. Wong is a licensed Certified Public Accountant with more than 30 years of public accounting experience. She is a partner (retired) with KPMG LLP, an international professional services firm, where she served as a National Practice Lead Partner from 1995 to 2008. Ms. Wong has served as a director of Lucid Group, Inc., a technology manufacturer of electric vehicles and energy storage, since 2021. Ms. Wong previously served as a director of Enviva Inc., a global energy company, from 2015 to December 2024 and a director of Lumentum Holdings Inc., a manufacturer of innovative optical and photonic products as well as a developer of next-generation technologies from 2020 to November 2024. In addition, she previously served as a director of Shine Technologies, a private company focusing on nuclear technology and clean energy, from 2021 to 2022 and a director of Allegiance Bancshares, Inc., a commercial banking organization, from 2020 to 2022. She also served on the advisory board of Big Controls Inc., a business intelligence and analytics company, from 2016 to 2020. She currently serves as a trustee on the non-profit board of the Louisiana Tech University Foundation. She holds a Master of Professional Accountancy from Louisiana Tech University and a Master of Taxation from Golden Gate University. She is a NACD (National Association of Corporate Directors) Certified Director. She has completed executive education programs for corporate board directors at Harvard Business School and Stanford Law School.
We believe Ms. Wong is qualified to serve on our Board due to her extensive experience and expertise in finance, board governance, risk and regulatory matters (including cyber), M&A and strategy.

Janet S. Wong Director (Chair of the Audit Committee) Age: 66 Director Since: 2024

Vote Required and Board Recommendation
The election of the listed director nominees requires the affirmative vote of a plurality of the votes cast by stockholders represented at the Annual Meeting, assuming a quorum is present.

✓	The Board recommends a vote "FOR" the election of each of Richard F. ("Gordy") Bunch III, Michael Doak, Jonathan Anderson, Michelle Caroline Bunch, Robin A. Ferracone, and Janet S. Wong as a director.

TWFG, INC.	6	2025 Proxy Statement

Corporate Governance
Code of Ethics and Business Conduct
Our Board has adopted a Code of Ethics and Business Conduct (the "Code of Ethics”) that applies to all our employees, officers and directors, including those officers responsible for financial reporting. These standards set forth in the Code of Ethics are designed to deter wrongdoing and to promote honest and ethical conduct. The full text of our Code of Ethics is available on our website at https://investors.twfg.com/corporate-governance/documents-charters. Any waiver of the Code of Ethics for directors or executive officers may be made by the Audit Committee of the Board (the “Audit Committee”) and will be disclosed to our stockholders as required by applicable U.S. federal securities laws and the corporate governance rules of The Nasdaq Stock Market LLC (“Nasdaq”). Amendments to the Code of Ethics must be approved by our Board and will be disclosed (other than technical, administrative or non-substantive changes) as required by applicable U.S. federal securities laws. Any amendments to the Code of Ethics, or any waivers of its requirements for which disclosure is required, will be disclosed on our website.
Director Independence
Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our Board has determined that none of Michael Doak, Jonathan Anderson, Janet S. Wong, and Robin A. Ferracone, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is "independent" as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and the rules of Nasdaq. In making this determination, our Board considered the current and prior relationships that each non-employee director has with TWFG and all other facts and circumstances that our Board deemed relevant in determining their independence, including the beneficial ownership of each class of our Common Stock by each non-employee director and the transactions involving them described under "Certain Relationships and Related-Party Transactions."
Risk Oversight
Our full Board exercises risk oversight at TWFG. Board committees take the lead in distinct areas of risk oversight when appropriate. For example, the Audit Committee is primarily responsible for risk oversight relating to financial statements and the Compensation Committee of the Board (the “Compensation Committee”) is primarily responsible for risk oversight relating to executive compensation. In addition, our Board and its committees exercise their risk oversight function by regularly receiving and evaluating reports from management and by making inquiries of management concerning these reports, as appropriate. Furthermore, our Board and its committees receive reports from our auditors and other consultants, and may meet in executive sessions with these outside consultants.
Communications with Directors
Interested parties may communicate with our Board or with an individual director by writing to our Board or to the particular director and mailing the correspondence to: TWFG, Inc., 10055 Grogans Mill RD, Suite 500, The Woodlands, TX 77380, Attention: Corporate Secretary. The Corporate Secretary will promptly relay to the addressee all communications that require prompt attention and will regularly provide our Board with a summary of all substantive communications.

TWFG, INC.	7	2025 Proxy Statement

Board Qualifications
The Board, along with the holders of a majority of the outstanding shares of our Class C Common Stock, selects nominees for election to our Board. As long as the Substantial Ownership Requirement (as defined in our Certificate of Incorporation) is satisfied, the holders of a majority of the outstanding shares of our Class C Common Stock are entitled to designate a majority of the nominees for election, including the nominee for election to serve as Chairman of the Board at the annual meeting of stockholders and for recommending individuals to fill any vacancies on the Board. The Board and Bunch Family Holdings, LLC (“Bunch Holdings”), as the holder of all outstanding shares of Class C Common Stock, evaluate potential nominees based on the following criteria. Each nominee must:
•Possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility.
•Have a genuine interest in TWFG, and recognition that as a member of our Board, each director is accountable to all our stockholders, not to any particular interest group.
•Have a background that demonstrates an understanding of our business and financial affairs.
•Have no conflict of interest or legal impediment that would interfere with the duty of loyalty owed to TWFG and our stockholders.
•Have the ability and be willing to spend the time required to function effectively as a director.
•Be compatible and able to work well with other directors and executives in a team effort with a view to a long-term relationship with TWFG as a director.
•Have independent opinions and be willing to state them in a constructive manner.
Directors are selected on the basis of talent and experience. A broad array of experience in business, insurance and other areas relevant to our activities are factors in the selection process. While TWFG as a “controlled company” within the meaning of the Nasdaq rules, is exempt from the Nasdaq requirement that a majority of individuals be independent, a nominee's ability to meet the independence criteria established by Nasdaq is also a factor in the nominee selection process.
For a better understanding of the qualifications of each of our directors, we encourage you to read their biographies set forth in this Proxy Statement.
Director Nominations
The Board will consider candidates for directors recommended by stockholders so long as the recommendations comply with our Certificate of Incorporation and Amended and Restated Bylaws (the “Bylaws”) and applicable laws, rules and regulations, including those promulgated by the SEC. The Board will evaluate such recommendations in accordance with our Bylaws and the regular nominee criteria described above. Stockholders wishing to recommend a candidate for nomination should comply with the procedures set forth in the section below entitled "Questions and Answers — How do I recommend a director nominee?"
Attendance at Annual Meeting
Directors are expected to attend our annual meetings of stockholders.
Related-Party Transaction Policy
Our Audit Committee has the primary responsibility for reviewing and approving or ratifying transactions with related parties under our Related Party Transaction Policy (as described below). Our Board has adopted a formal Related Party Transaction Policy, pursuant to which the Audit Committee reviews all Related-Party Transactions (as defined below) and must either approve or ratify any covered Related Party Transaction for it to be consummated or continue.

TWFG, INC.	8	2025 Proxy Statement

The Related Party Transaction Policy requires that notice of a proposed Related Party Transaction be provided to our legal department prior to entry into such transaction. If our legal department determines that such transaction is a Related Party Transaction, the proposed transaction will be submitted to the Audit Committee for consideration at its next meeting. In reviewing any Related Party Transaction, the Audit Committee considers all relevant facts and circumstances, including the aggregate dollar value of the transaction, whether the terms of the transaction are fair to the Company, whether there are demonstrable business reasons for the Company to enter into the transaction, and the role the related party has played in arranging the transaction. The Audit Committee determines, in its discretion, whether the proposed transaction is in the best interests of TWFG and our stockholders.
Board Leadership Structure
Our Board fills the positions of Chairman and Chief Executive Officer (“CEO”) based upon our Board's view of what is in the best interests of TWFG. The CEO and Chairman may, but need not be, the same person. Currently, Richard F. ("Gordy") Bunch III, is our CEO and the Chairman, and our Board has a lead independent director, Michael Doak.
We believe this leadership structure is best for us and our stockholders. Having the same leader for both TWFG and our Board minimizes the potential for confusion or duplication of efforts and provides clear leadership and accountability for us. We believe there is effective communication between management and our non-employee directors, and that our non-employee directors are able to carry out their oversight responsibilities effectively.
The small size of our Board and the relationship between management and non-employee directors put each director in a position to influence agendas, flow of information, and other matters. On occasion, our Board holds separate meetings for independent directors without management present. These meetings are generally held in conjunction with regularly scheduled meetings and at other times as requested by the lead independent director.
Our Board believes that management speaks for TWFG. While individual non-employee directors may, from time-to-time, meet or otherwise communicate with various constituencies that are involved with us, it is expected that directors would do this with the knowledge of management and, absent unusual circumstances, only at the request of management.
Composition
Our Board consists of six directors. Jonathan Anderson, Michael Doak, Janet S. Wong and Robin A. Ferracone qualify as independent directors under the applicable corporate governance standards of Nasdaq.
As long as Bunch Holdings and its affiliates hold at least a majority of the voting power of our Common Stock, which we refer to as the “Majority Ownership Requirement,” our Board will be declassified, and each of our directors will be subject to re-election annually; however, following the time when the Majority Ownership Requirement is no longer met, our Board will be divided into three classes of directors, with each class as equal in number as possible, serving staggered three-year terms, and such directors will be removable only for cause.
Our independent directors have appointed a “lead independent director,” Michael Doak, whose responsibilities include, among others, calling meetings of the independent directors, presiding over executive sessions of the independent directors, participating in the formulation of board and committee agendas and, when appropriate and/or requested by stockholders, ensuring that he is available for consultation and direct communication.
Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. Vacancies and newly created directorships on the Board may be filled at any time by a majority of the remaining directors then in office.

TWFG, INC.	9	2025 Proxy Statement

Following the time when the Majority Ownership Requirement is no longer met, and subject to obtaining any required stockholder votes, directors may only be removed for cause and by the affirmative vote of holders of 75% of the total voting power of our outstanding shares of Common Stock, voting together as a single class. This requirement of a super-majority vote to remove directors for cause could enable a minority of our stockholders to exercise veto power over any such removal. Currently, directors may be removed with or without cause by the affirmative vote of the holders of a majority of the total voting power of our outstanding shares of Common Stock.
Controlled company exception
Bunch Holdings has more than 50% of the combined voting power for the election of directors. As a result, we are a “controlled company” within the meaning of the Nasdaq rules and may elect not to comply with certain corporate governance standards, including that director nominees selected or recommended for our Board be approved by either a majority of our independent directors or a nominating committee that is composed entirely of independent directors with a written charter or board resolutions addressing the nomination process and related matters. We are currently relying on the foregoing exemptions provided to controlled companies under the Nasdaq rules and do not have director nominees selected or recommended for our Board approved by either a majority of our independent directors or a nominating committee. Accordingly, to the extent and for so long as we rely on this exemption, you will not have the same protections afforded to stockholders of companies that are subject to this corporate governance requirement. In the event that we cease to be a “controlled company” and our Class A Common Stock continues to be listed on Nasdaq, we will be required to comply with this provision within the applicable transition periods.
Board Meetings and Committees
Our Board met three times during 2024. Our Board has an Audit Committee and Compensation Committee, each of which has the composition and responsibilities described below. Members serve on these committees for such term or terms as our Board may determine or until their earlier resignations or death. Each committee is governed by a written charter. In 2024, each director attended 100% of the meetings of the Board and the committees on which he or she serves. Each committee charter is posted on our website at https://investors.twfg.com/corporate-governance/documents-charters. From time to time, our Board may also establish other, special committees when necessary to address specific issues.
Audit Committee
Our Audit Committee was established in connection with our IPO in July 2024 and met twice during 2024. The Audit Committee consists of Jonathan Anderson, Michael Doak and Janet S. Wong. Ms. Wong is the chair of our Audit Committee. The Board has determined that Ms. Wong qualifies as an “audit committee financial expert” as such term is defined under the rules of the SEC implementing Section 407 of the Sarbanes-Oxley Act of 2002. Each member of the Audit Committee is “independent” for purposes of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and under the current listing standards of Nasdaq. Our Audit Committee is directly responsible for, among other things:
•selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;
•ensuring the independence of the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;
•establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;
•considering the adequacy of our internal controls;
•reviewing material Related-Party Transactions or those that require disclosure; and
•approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

TWFG, INC.	10	2025 Proxy Statement

Compensation Committee
Our Compensation Committee was established in connection with our IPO and met three times during 2024. The Compensation Committee consists of Jonathan Anderson and Robin A. Ferracone. Ms. Ferracone is the chair of our Compensation Committee. The members of the Compensation Committee are non-employee directors, as defined by Rule 16b-3 promulgated under the Exchange Act, and meet the requirements for independence under the current Nasdaq listing standards. Our Compensation Committee is responsible for, among other things:
•reviewing and approving, or recommending that our Board approve, the compensation of the executive officers employed by us;
•reviewing and recommending to our Board the compensation of our directors;
•administering our stock and equity incentive plans;
•reviewing and approving, or making recommendations to our Board with respect to, incentive compensation and equity plans; and
•reviewing our overall compensation philosophy.
Compensation committee interlocks and insider participation
No member of the Compensation Committee was at any time during fiscal year 2024 or at any other time an officer or employee of the Company, and no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K.
None of our executive officers (i) has served as a member of the board of directors of any other entity that has or has had an executive officer serving as a member of our Compensation Committee, or (ii) has served as a member of a compensation committee (or other committee performing that function) of any other entity that has or has had an executive officer serving as a member of our Board.
Indemnification of officers and directors
Our Certificate of Incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”). We have established directors’ and officers’ liability insurance that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances.
Our Certificate of Incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except for liability relating to any breach of the director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL or any transaction from which the director derived an improper personal benefit.
We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.
Disclosure Committee
As an additional measure of comprehensive corporate governance, TWFG's Disclosure Committee (the “Disclosure Committee”), a management committee, conducts quarterly reviews of all financial metrics, public disclosures, significant and nonrecurring transactions, related-party transactions, active and pending litigation, and subsequent events. The Disclosure Committee reports to the Chief Executive Officer and Chief Financial Officer of the Company.

TWFG, INC.	11	2025 Proxy Statement

Self-Evaluation
As a newly public company, we are committed to adopting corporate governance best practices that promote accountability, effectiveness and transparency. In line with this commitment, we recognize the importance of regular board, committee, and director evaluations to assess performance and enhance governance structures.
We are proactively preparing to implement a formal evaluation process after completing our first full year as a public company. Beginning in the third quarter of 2025, the Board intends to initiate its inaugural evaluation process, which will include assessments of the Board as a whole, its committees, and individual directors. These evaluations will help identify areas for improvement and ensure our governance framework continues to support the Company's strategic objectives and stockholder interests.
Corporate Governance
In 2024, as a newly public company, we implemented corporate governance practices that we believe promote long-term value, engender public trust and serve the best interest of our stockholders and other stakeholders. Some highlights of our corporate governance practices include the election of our lead independent director, who has a comprehensive scope of responsibilities; a Board that is comprised of a majority of independent directors with a wide range of expertise; annual review of our corporate governance policies and charters; risk oversight by the full Board and committees; and stock ownership guidelines for directors and executive officers.
Community Involvement Initiatives
We firmly believe that a strong philanthropic culture results in an engaged and passionate workforce. We pride ourselves on staying active in our community, donating and giving back to the people who trust us. As a corporation, we proudly support several community events and organizations.

TWFG, INC.	12	2025 Proxy Statement

Director Compensation
Our non-employee directors receive equity and cash compensation for their service as directors. Non-employee directors receive annual cash compensation of $60,000 for service on our Board and additional compensation for committee service as follows:
•Audit Committee – $20,000 for the chair;
•Compensation Committee – $15,000 for the chair; and
•Lead Independent Director – $20,000.
In addition, each non-employee director receives an annual grant of restricted stock units (“RSUs”) with a grant date fair value of $80,000. All RSUs granted to non-employee directors will vest fully on the first anniversary of the grant date, subject generally to the non-employee director’s continued service on the Board. In the event that a non-employee director’s service on the Board is terminated for any reason, a pro-rated portion of the RSUs will vest on the termination date, determined based on a fraction, the numerator being the number of days elapsing from the grant date through and until (but not including) the termination date and the denominator being 365. RSUs may be settled in cash or in shares of Class A Common Stock. Directors who are employees of TWFG receive no compensation for their service as directors.
Director Compensation Table
The following table summarizes the compensation of our non-employee directors who served during 2024. The directors received compensation for their services for a partial year (from July 2024). Richard F. ("Gordy") Bunch III, our Chairman and CEO, received no compensation in connection with his service as director and, accordingly, he is omitted from this table.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)(2)(3)	Total ($)

Michael Doak	40,000	60,000	100,000
Jonathan Anderson	30,000	60,000	90,000
Janet S. Wong	40,000	60,000	100,000
Robin A. Ferracone	37,500	60,000	97,500
Michelle Caroline Bunch	30,000	60,000	90,000
1.Represents prorated fees for partial year of service for directors since July 2024, when the Company went public.
2.Represents the aggregate grant-date fair value of 3,529 shares of RSUs granted to each non-employee director on July 17, 2024, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification ("ASC") Topic 718. RSUs vest fully on the first anniversary of the grant date. The grant-date fair value is based on $17 per share, the closing price of our Class A Common Stock on the grant date. The assumptions used in calculating the grant-date fair value of the awards reported in this column are set forth in Note 8 to our audited consolidated financial statements included in our Form 10-K.
3.As of fiscal year end, the aggregate number of unvested RSUs of Class A Common Stock for each director was 1,914.
As of March 1, 2025, the aggregate number of unvested restricted stock units of Class A Common Stock for each director was 1,334.

TWFG, INC.	13	2025 Proxy Statement

Ownership of Common Stock
Beneficial Ownership of Directors, Officers and 5% Stockholders
The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of April 1, 2025, by:
•each beneficial owner of 5% or more of the outstanding shares of our Class A Common Stock;
•each of our director nominees;
•each of our named executive officers; and
•all director nominees and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or issuable under convertible securities held by that person that are currently exercisable or exercisable within 60 days of April 1, 2025 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 14,904,083 shares of Class A Common Stock, 7,277,651 shares of Class B Common Stock, and 33,893,810 shares of Class C Common Stock outstanding as of April 1, 2025.
To our knowledge, except as set forth in the footnotes to this table and subject to any applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. Except as otherwise indicated, the address of each of the persons in this table is c/o TWFG, Inc., 10055 Grogans Mill RD, Suite 500, The Woodlands, TX 77380.

	Shares Beneficially Owned						Combined voting power(4)
	Class A Common Stock(1)		Class B Common Stock(2)		Class C Common Stock(3)
Name of Beneficial Owner	Number	%(1)	Number	%	Number	%	Number	%

Named Executive Officers and Directors:
Richard F. ("Gordy") Bunch III(5)	689,740	4.6%	—	—	33,893,810	100.0%	34,583,550	94.0%
Katherine C. Nolan(6)	93,524	*	—	—	—	—	93,524	*
Janice E. Zwinggi(7)	60,701	*	—	—	—	—	60,701	*
Michael Doak(8)	594,352	4.0%	1,820,234	25.0%	—	—	2,414,586	*
Jonathan Anderson(9)	6,117	*	—	—	—	—	6,117	*
Michelle Caroline Bunch(10)	689,740	4.6%	—	—	33,893,810	100.0%	34,583,550	94.0%
Robin A. Ferracone(11)	22,117	*	—	—	—	—	22,117	*
Janet S. Wong(12)	8,617	*	—	—	—	—	8,617	*
All executive officers and directors as a group (10[5] persons)	1,564,588	10.5%	1,820,234	25.0%	33,893,810	100.0	37,278,632	94.8%
5% Stockholders(7):

TWFG, INC.	14	2025 Proxy Statement

	Shares Beneficially Owned						Combined voting power(4)
	Class A Common Stock(1)		Class B Common Stock(2)		Class C Common Stock(3)
Name of Beneficial Owner	Number	%(1)	Number	%	Number	%	Number	%

Bunch Family Holdings, LLC(13)	342,362	2.3%	—	—%	33,893,810	100.0%	34,236,172	94.0%
RenaissanceRE Ventures U.S. LLC(14)	—	—	5,457,417	75.0%	—		5,457,417	1.5%
Griffin Highline Capital LLC(15)	591,764	4.0%	1,820,234	25.0%	—	—	2,411,998	*
T. Rowe Price Investment Management, Inc.(16)	1,553,674	10.4%	—	—	—	—	1,553,674	*
FMR LLC(17)	1,064,776	7.1%	—	—	—	—	1,064,776	*
T. Rowe Price Associates, Inc.(18)	935,127	6.3%	—	—	—	—	935,127	*
AllianceBernstein L.P.(19)	904,553	6.1%	—	—	—	—	904,553	*
Capital International Investors (20)	878,807	5.9%	—	—	—	—	878,807	*
BAMCO INC(21)	871,661	5.8%	—	—	—	—	871,661	*
*Represents beneficial ownership of less than 1% of class.
1.On a fully exchanged and converted basis. Subject to the terms of the TWFG LLC Agreement (as defined below), LLC Units (as defined below) are redeemable or exchangeable for shares of our Class A Common Stock on a one-for-one basis. Beneficial ownership of shares of our Class A Common Stock reflected in this table does not include beneficial ownership of shares of our Class A Common Stock for which such LLC Units may be redeemed or exchanged.
2.On a fully exchanged and converted basis. RenaissanceRE Ventures U.S. LLC (“RenRe”) and GHC Woodlands Holdings LLC (“GHC”) hold all the issued and outstanding shares of our non-economic Class B Common Stock.
3.On a fully exchanged and converted basis. Bunch Holdings holds all the issued and outstanding shares of our non-economic Class C Common Stock.
4.Represents percentage of voting power of the Class A Common Stock, non-economic Class B Common Stock and non-economic Class C Common Stock held by such person voting together as a single class. Each holder of Class A and non-economic Class B Common Stock is entitled to one vote per share, and each holder of non-economic Class C Common Stock is entitled to ten votes per share, on all matters submitted to our stockholders for a vote.
5.Includes 342,362 shares of Class A Common Stock and 33,893,810 shares of Class C Common Stock beneficially owned by Bunch Holdings, an entity controlled by Mr. Bunch. Mr. Bunch may be deemed to have indirect voting and investment control over the shares held by Bunch Holdings. Also includes (i) 45,068 of shares of Class A Common Stock underlying RSUs that will vest on July 17, 2025, (ii) 45,069 of shares of Class A Common Stock underlying RSUs that will vest on July 17, 2026 and (iii) 16,175 shares of Class A Common Stock that will vest in three equal annual installments on March 31, 2026, March 31, 2027 and March 31, 2028. Includes 11,967 shares of Class A Common Stock held by Mr. Bunch’s spouse and 11,700 shares of Class A Common Stock held by Mr. Bunch’s sons. Mr. Bunch disclaims all beneficial interest in his wife’s and his sons’ shares. Does not include 16,176 shares underlying performance based RSUs as to which Mr. Bunch does not have voting rights or dispositive power.
6.Includes (i) 29,412 of shares of Class A Common Stock underlying RSUs that will vest on July 17, 2025, (ii) 29,412 of shares of Class A Common Stock underlying RSUs that will vest on July 17, 2026 and (iii) 6,470 shares of Class A Common Stock that will vest in three equal annual installments on March 31, 2026, March 31, 2027 and March 31, 2028. Does not include 6,470 shares underlying performance based RSUs as to which Ms. Nolan does not have voting rights or dispositive power.
7.Includes (i) 19,608 of shares of Class A Common Stock underlying RSUs that will vest on July 17, 2025, (ii) 19,608 of shares of Class A Common Stock underlying RSUs that will vest on July 17, 2026 and (iii) 6,470 shares of Class A Common Stock that will vest in three equal annual installments on March 31, 2026, March 31, 2027 and March 31, 2028. Does not include 6,470 shares underlying performance based RSUs as to which Ms. Zwinggi does not have voting rights or dispositive power.

TWFG, INC.	15	2025 Proxy Statement

8.Includes Includes (i) 3,529 of shares of Class A Common Stock underlying RSUs that will vest on July 17, 2025, (ii) 2,588 shares of Class A Common Stock underlying RSUs that will vest on March 31, 2026, (iii) 588,235 shares of Class A Common Stock owned by Griffin Highline Capital LLC and (iv) 1,820,234 shares of Class B Common Stock owned by GHC. Griffin Highline Capital LLC is the managing member of GHC. Mr. Michael Doak is the Chief Executive Officer, Co-Chairman and Manager of Griffin Highline Capital LLC and has sole voting and dispositive power over the shares held by GHC and Griffin Highline Capital LLC. Mr. Doak disclaims beneficial ownership of any shares owned by GHC or Griffin Highline Capital LLC, except to the extent of his pecuniary interest therein.
9.Includes (i) 3,529 of shares of Class A Common Stock underlying RSUs that will vest on July 17, 2025 and (ii) 2,588 shares of Class A Common Stock underlying RSUs that will vest on March 31, 2026.
10.Includes (i) 3,529 of shares of Class A Common Stock underlying RSUs that will vest on July 17, 2025, (ii) 2,588 shares of Class A Common Stock underlying RSUs that will vest on March 31, 2026, (iii) 323,711 shares of Class A Common Stock held by Ms. Bunch’s spouse and (iv) 11,700 shares of Class A Common Stock held by Ms. Bunch’s sons. Ms. Bunch disclaims all beneficial interest in her spouse’s and her sons’ shares. Also includes 342,362 shares of Class A Common Stock and 33,893,810 shares of Class C Common Stock beneficially owned by Bunch Holdings, an entity controlled by Ms. Bunch’s spouse. Mr. Bunch may be deemed to have indirect voting and investment control over the shares held by Bunch Holdings.
11.Includes (i) 3,529 of shares of Class A Common Stock underlying RSUs that will vest on July 17, 2025 and (ii) 2,588 shares of Class A Common Stock underlying RSUs that will vest on March 31, 2026.
12.Includes (i) 3,529 of shares of Class A Common Stock underlying RSUs that will vest on July 17, 2025 and (ii) 2,588 shares of Class A Common Stock underlying RSUs that will vest on March 31, 2026.

13.Represents shares of Class A Common Stock and Class C Common Stock owned by Bunch Holdings. The managing member of Bunch Holdings is Mr. Richard F. (“Gordy”) Bunch III, who is the sole member. Mr. Richard F. (“Gordy”) Bunch III may be deemed to have indirect voting and investment control over the shares held by Bunch Holdings. The address for Bunch Holdings is 10055 Grogans Mill RD, Ste. 500, The Woodlands, Texas 77380.
14.Represents shares of Class B Common Stock owned by RenRe. RenRe is a wholly owned subsidiary of RenaissanceRe Holdings Ltd., which is a publicly listed reinsurance company. RenaissanceRe Holdings Ltd. may be deemed to have indirect voting and investment control over the shares held by RenRe. The address for RenaissanceRe Holdings Ltd. and RenRe is 12 Crow Lane, Pembroke HM19, Bermuda.
15.Includes 588,235 shares of Class A Common Stock owned by Griffin Highline Capital LLC and 1,820,234 shares of Class B Common Stock owned by GHC. Griffin Highline Capital LLC is the managing member of GHC. Mr. Michael Doak is the Chief Executive Officer, Co-Chairman and Manager of Griffin Highline Capital LLC and has sole voting and dispositive power over the shares held by GHC. The address for GHC and Griffin Highline Capital LLC is 4514 Cole Avenue, Suite 802, Dallas, Texas 75205.
16.Number of shares of Class A Common Stock based on a Schedule 13G/A filed with the SEC on January 8, 2025 by T. Rowe Price Investment Management, Inc. T. Rowe Price Investment Management, Inc. has sole voting power and sole dispositive power over 1,553,674 shares of Class A Common Stock. The principal business address of T. Rowe Price Investment Management, Inc. is 101 E. Pratt Street, Baltimore, MD 21201.
17.Number of shares of Class A Common Stock based on a Schedule 13G/A filed with the SEC on February 14, 2025 by FMR LLC (“FMR”) and Abigail P. Johnson. FMR has sole voting power with respect to 1,064,776 shares of Class A Common Stock. Abigail P. Johnson has sole dispositive power with respect to 1,064,776 shares of Class A Common Stock. The address for each of FMR and Abigail P. Johnson is 245 Summer Street, Boston, Massachusetts 02210.
18.Number of shares of Class A Common Stock based on a Schedule 13G/A filed with the SEC on January 8, 2025 by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. has sole voting power over 916,745 shares of Class A Common Stock and sole dispositive power over 935,127 shares of Class A Common Stock. The principal business address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21201.
19.Number of shares of Class A Common Stock based on a Schedule 13G filed with the SEC on February 15, 2024 by AllianceBernstein L.P. AllianceBernstein L.P. has sole voting power over 904,553 shares of Class A Common Stock, sole dispositive power over 927,927 shares of Class A Common Stock and shared dispositive power over 12,189 shares of Class A Common Stock. The principal business address of Capital International Investors is 501 Commerce Street, Nashville, TN 37203.
20.Number of shares of Class A Common Stock based on a Schedule 13G filed with the SEC on February 14, 2024 by Capital International Investors. Capital International Investors has sole voting power and sole dispositive power over 878,807 shares of Class A Common Stock. The principal business address of Capital International Investors is 333 South Hope Street, 55th Fl, Los Angeles, CA 90071.
21.Number of shares of Class A Common Stock based on the Schedule 13G filed with the SEC on February 14, 2024 by BAMCO INC /NY/ (“BAMCO”), Baron Capital Group, Inc. (“BCG”), Baron Capital Management, Inc. (“Baron Management”), Ronald Baron, and Baron Discovery Fund (“BDF”), consists of 871,661 shares of Class A Common Stock beneficially held by BCG and for which BCG possesses shared dispositive power. BAMCO and BCM are subsidiaries of BCG. BDF is an advisory client of BAMCO. Ronald Baron owns a controlling interest in BCG. The principal business address for each of BAMCO, BCG, BCM, Mr. Baron and BDF is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

TWFG, INC.	16	2025 Proxy Statement

Prohibition on Hedging
Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including using financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Hedging transactions may permit a director, officer or employee to continue to own our securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as our other stockholders. Therefore, directors, officers and certain employees are prohibited by our Supplemental Insider Trading Policy from engaging in any such transactions.
Policy on Stock Pledging
Our Supplemental Insider Trading Policy permits pledges of our securities by individuals who are subject to our Supplemental Insider Trading Policy only with the written pre-approval of our General Counsel. As of the record date, there were no pledges by officers and directors.
Clawback Policy
Our Clawback Policy applies to incentive-based compensation received after July 17, 2024, in accordance with Nasdaq Listing Standard 5608. In the event the Company is required to prepare an accounting restatement, it will attempt to recover any erroneously awarded compensation that was received by an executive officer to the extent required by Nasdaq Listing Standard 5608.
Insider Trading Policy
Our Insider Trading Policy governs the purchases, sales, or other dispositions of the Company’s securities by directors, officers and employees, as well as by the Company itself. Additionally, our Supplemental Insider Trading Policy adds additional trading restrictions for designated persons, who are defined in the policy as (i) each director of the Company; (ii) each officer of the Company who has been designated by our Board as an “executive officer” for purposes of the reporting requirements and trading restrictions of Section 16 of the Exchange Act; and (iii) any additional persons that the Company may from time to time designate as being subject to this policy because of their position with the Company and access to material non-public information.

TWFG, INC.	17	2025 Proxy Statement

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers, directors and 10% stockholders to file reports of ownership and changes of ownership of our Class A Common Stock with the SEC. Based on a review of these reports filed with the SEC and written representations from officers and directors, we believe that all filing requirements were timely met during 2024.

TWFG, INC.	18	2025 Proxy Statement

Executive Officers
The following table sets forth the name, age and positions of each of our executive officers as of April 1, 2025.

Name	Age	Position

Richard F. ("Gordy") Bunch III	52	Chief Executive Officer and Chairman
Katherine C. Nolan	64	Chief Operating Officer
Janice E. Zwinggi	64	Chief Financial Officer
Charles Alexander Bunch	54	Chief Marketing Officer
Julie E. Benes	49	General Counsel and Secretary
Biographical information for Richard F. (“Gordy”) Bunch III is set forth in this Proxy Statement under the heading “Proposal One Election of Directors—Director Biographies.”

KATHERINE C. NOLAN has served as our Chief Operating Officer since 2009. As Chief Operating Officer, she is responsible for the Company’s day-to-day operations and strategic and operational alignment. Prior to joining TWFG, Ms. Nolan was President of Affirmative Retail Inc., Executive Vice President of Planning and Integration for Affirmative Insurance Holdings and Senior Vice President of Operations at Bristol West Insurance Company. She has over 30 years of experience in the property and casualty insurance industry. Ms. Nolan earned her Bachelor of Business Administration from Kent University and Master of Business Administration from John Carroll University.

Katherine C. Nolan Chief Operating Officer Age: 64

TWFG, INC.	19	2025 Proxy Statement

JANICE E. ZWINGGI has served as our Chief Financial Officer since 2019. Prior to joining TWFG, Ms. Zwinggi was the Senior Vice President and Chief Financial Officer for Hudson Insurance Group from 2018 to 2019. Ms. Zwinggi was the Vice President and Controller of Argo Group International Holdings from 2007 to 2018.
She was the Controller at Texas General Agency, Inc. Managing General Agency from 1987 to 1995 and then served as their Chief Financial Officer from 1995 to 2007. Ms. Zwinggi earned her Bachelor of Business Administration, Accounting from Texas State University and she has an Executive Leadership Certification from Harvard Business School. She is also a licensed Certified Public Accountant.

Janice E. Zwinggi Chief Financial Officer Age: 64

CHARLES ALEXANDER BUNCH has served as our Chief Marketing Officer since 2015. Mr. Bunch has over 20 years of experience in marketing and advertising. Prior to joining TWFG, Mr. Bunch was the Chief Creative Officer for Slingshot Advertising from 2000 until 2006. He then served as the Senior Vice President Creative Director of the Martin Agency – Advertising from 2006 to 2009. In 2009, Mr. Bunch became the Executive Vice President Global Branding Director for EF Education First International until he joined TWFG in 2015.

Charles Alexander Bunch Chief Marketing Officer Age: 54

TWFG, INC.	20	2025 Proxy Statement

JULIE E. BENES has served as our General Counsel and Secretary since 2019. Prior to joining TWFG, Ms. Benes practiced law at O’Donnell Ferebee & Frazer, P.C. from 2015 to 2019, where she represented TWFG as outside counsel and other businesses in commercial litigation and general corporate matters. Prior to that, Ms. Benes represented various companies and individuals in complex litigation matters in private practice since 2004. Ms. Benes served on the Board of Klein Independent School District and as a member of the Literacy and Teach Texas committees of the Houston Bar Association of Lawyers. Ms. Benes earned her Bachelor of Arts and Bachelor of Science degrees from Boston University and her Juris Doctor from Chicago-Kent College of Law. Ms. Benes is a licensed attorney in Texas and in Illinois.

Julie E. Benes General Counsel and Secretary Age: 49

TWFG, INC.	21	2025 Proxy Statement

Executive Compensation
As an "emerging growth company," we have opted to comply with the executive compensation disclosure rules applicable to "smaller reporting companies," as such term is defined in the rules promulgated under the Securities Act of 1933, as amended (the “Securities Act”). These rules require compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer. These officers are referred to as our named executive officers ("NEOs").
Our NEOs for 2024 were:

Richard F. ("Gordy") Bunch III	Chief Executive Officer and Chairman of the Board
Katherine C. Nolan	Chief Operating Officer
Janice E. Zwinggi	Chief Financial Officer
Pre-IPO Targets from January 1st - June 30th 2024 Target Pay Mix
July 1st - December 31st 2024 Target Pay Mix

TWFG, INC.	22	2025 Proxy Statement

Summary Compensation Table
The table below sets forth the annual compensation earned by our NEOs for the years ended December 31, 2024 and December 31, 2023.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation($)	All Other Compensation ($)	Total ($)

Richard F. ("Gordy") Bunch III Chief Executive Officer and Chairman	2024	700,000	2,298,500	—	38,887	3,037,387
	2023	700,000		—	34,359	734,359
Katherine C. Nolan Chief Operating Officer	2024	400,000	1,500,000	146,272	28,586	2,074,858
	2023	400,000		75,000	34,359	509,359
Janice E. Zwinggi Chief Financial Officer	2024	387,500	1,000,000	146,272	28,586	1,562,358
	2023	375,000		70,000	14,635	459,635
1.The amounts reported reflect the grant date fair value of the RSUs granted to the NEOs as computed in accordance with ASC 718. The assumptions that we used to calculate these amounts are discussed in Note 8 to our financial statements included in our Form 10-K, and incorporated by reference herein. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
Narrative Disclosure to Summary Compensation Table
Employment Agreements
None of our NEOs are subject to an employment agreement with the Company or any of its subsidiaries.
Base Salary
Annual base salaries, when considered in combination with the other components of the executive compensation program, are intended to provide a level of compensation sufficient to attract and retain an effective management team. Base salaries earned by Mr. Bunch, Ms. Nolan and Ms. Zwinggi in 2024 were $700,000, $400,000 and $385,417, respectively. Effective as of July 25, 2024, Ms. Zwinggi’s annualized base salary was increased from $375,000 to $400,000. Mr. Bunch and Ms. Nolan’s annualized base salaries were unchanged during 2024.
Annual Bonuses
The Company maintains an annual bonus plan for its salaried non-producer employees, including the NEOs, pursuant to which participants are eligible to earn an annual bonus based on the Company’s achievement of financial performance metrics and subject to the employee’s continuous employment with the Company through the date of payment. For 2024, the financial performance metrics comprised of (A) our Adjusted EBITDA for the year (weighted 50%) and (B) Organic Revenue (weighted 50%), both compared to preset goals. With respect to Mses. Nolan and Zwinggi, their annual target bonus for 2024 was set as 20% of their annual base salary for the period between the beginning of the year through June 30, 2024 and 40% of their annual base salary for the period from July 1, 2024 through the end of the year. Mr. Bunch’s target bonus for 2024 was 0% in order to emphasize the long-term equity component of his compensation. Under the annual bonus plan, participants are eligible to earn up to 150% of their annual target bonus. In March 2025, the Compensation Committee, after reviewing the actual 2024 year-end results, and comparing these results to the predetermined goal range, determined that the executive officers earned 121.9% of target or $146,272 for each of Mses. Nolan and Zwinggi.

TWFG, INC.	23	2025 Proxy Statement

RSU Awards
In connection with our IPO, on July 17, 2024, we granted RSUs (the “IPO RSUs”) to each of our NEOs pursuant to the terms of the TWFG, Inc. 2024 Omnibus Incentive Plan (the “Plan”) and an RSU award agreement entered into thereunder (the “IPO RSU Award Agreements”). Pursuant to the IPO RSU Award Agreements, the RSUs vest in substantially equal installment on January 17, 2025, July 17, 2025 and July 17, 2026, in each case, subject to the NEO’s continuous employment with the Company.
Outstanding Equity Awards at Fiscal Year-End
The table below sets forth the outstanding equity awards held by the NEOs as of December 31, 2024.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)

Richard F. ("Gordy") Bunch III	135,205	4,164,314
Katherine C. Nolan	88,235	2,717,638
Janice E. Zwinggi	58,823	1,811,748
1.The IPO RSUs vest in substantially equal installments as follows: the first installment vested on January 17, 2025, and the second and third installments vest on July 17, 2025 and July 17, 2026, respectively.
Additional Narrative Disclosure
The Company is a participating employer in a tax-qualified 401(k) retirement savings plan sponsored by Insperity, a third-party professional employer organization, pursuant to which eligible employees (including our NEOs) can defer a percentage of cash compensation up to the maximum allowed under Internal Revenue Service Guidelines. The Company makes safe harbor matching contributions to the 401(k) plan, up to a 4% total match of each participating employee’s deferred salary. 401(k) plan participants are always fully vested with respect to both employee and employer contributions. We do not maintain, sponsor or otherwise have any liability with respect to any defined pension plan or nonqualified deferred compensation plan.
Potential Payments upon Termination or Change in Control
Pursuant to the IPO RSU Award Agreements, the IPO RSUs will fully vest immediately prior to a Change in Control (as defined in the Plan), provided that the NEO remains in continuous employment with the Company on such date. Other than the IPO RSU Award Agreements, in 2024, there were no contracts, agreements, plans or arrangements, whether written or unwritten, that provide for payment to an NEO at, following, or in connection with the NEO’s resignation, retirement or other termination, a change in control or a change in the NEO’s responsibilities following a change in control, with respect to each NEO.

TWFG, INC.	24	2025 Proxy Statement

Equity Compensation Plan Information
The following table provides certain information with respect to our equity compensation plan in effect as of December 31, 2024. The Plan, was approved by our stockholders, and remains in effect as of April 1, 2025.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)(2) (#)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(3) (#)

Equity Compensation Plans Approved By Stockholders(1)	4,346,667	3,917,477
Total	4,346,667	3,917,477
1.Reflects shares outstanding under the Plan.
2.Consists of 429,190 shares of our Class A Common Stock subject to RSU awards under our 2024 Plan.
3.Consists of shares of Class A Common Stock available for issuance.

TWFG, INC.	25	2025 Proxy Statement

Certain Relationships and Related-Party Transactions
The Board adopted a written Related-Party Transactions Policy (the “Policy”), which sets forth our policy with respect to the review, approval, ratification and disclosure of all Related-Party Transactions by our Audit Committee. In accordance with the Policy, our Audit Committee has overall responsibility for implementation of and compliance with the Policy.
Under the Policy, a “Related-Party Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeded, exceeds or will exceed $120,000 in any fiscal year and in which any Related Party (i.e., any of our executive officers, directors (including director nominees) or stockholders owning in excess of 5% of any class of the Company’s voting securities or their immediate family members) had, has or will have a direct or indirect material interest. A “Related-Party Transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship that has been reviewed and approved by our Board.
The Policy requires that notice of a proposed Related-Party Transaction be provided to our General Counsel prior to entry into such transaction. If our General Counsel determines that such transaction is a Related-Party Transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under the Policy, our Audit Committee may approve only those Related-Party Transactions that are in, or not inconsistent with, our best interests. In the event that we become aware of a Related-Party Transaction that has not been previously reviewed, approved or ratified under the Policy and that is ongoing or is completed, the transaction will be submitted to the Audit Committee so that it may determine whether to ratify, rescind or terminate the Related-Party Transaction.
The Policy also provides that the Audit Committee reviews certain previously approved or ratified Related-Party Transactions that are ongoing to determine whether the Related-Party Transactions remains in our best interests and the best interests of our stockholders. Additionally, we will make periodic inquiries of directors and executive officers with respect to any potential Related-Party Transaction of which they may be a party or of which they may be aware.
We describe below the approved Related-Party Transactions during our last fiscal year:
Managing general agency agreement with TWICO
We are party to a managing general agency and claims administration agreement, dated as of January 1, 2017, as amended, with The Woodlands Insurance Company (“TWICO”) (the “MGA Agreement”). Under the MGA Agreement, TWFG is appointed as TWICO’s managing general agent and provides licensing, statistical accounting and management services to TWICO. On a monthly basis, TWFG MGA receives commissions based on TWICO’s net collected premiums and fees for its services. TWICO may terminate the MGA Agreement without cause on or after August 1, 2025. In addition, either party may terminate the MGA Agreement upon the other party’s failure to comply with any provision of the agreement after giving such party written notice of the alleged default and a reasonable time to cure such alleged default in certain circumstances. In 2024, TWFG received $12,312,964 from TWICO for its services under the MGA Agreement.
Management agreement with EVO
We are party to a management agreement, dated May 1, 2023, with Evolution Agency Management, LLC (“EVO”), a software development company specializing in insurance services. EVO was formerly our wholly owned subsidiary and was spun off and is now owned directly by Bunch Holdings, RenRe and GHC Woodlands Holdings LLC (“GHC” and, together with Bunch Holdings and RenRe and each of their permitted transferees, the “Pre-IPO LLC Members”). We provide management and related services to EVO, including commercial development services, financial services, tax and audit services, legal services, human resources services, marketing services, information technology services, data processing services and software design and development services. Either party may terminate the management agreement without cause upon 30 days’ prior written notice or for cause upon 10 days’ prior written notice if the reason for such cause has not been cured during that period. In

TWFG, INC.	26	2025 Proxy Statement

addition, either party may terminate the management agreement upon 30 days’ prior written notice if the other party has become insolvent or subject to a bankruptcy or similar proceeding. We are reimbursed on a pass-through cost basis for third-party services provided and we also charge a monthly management fee to EVO, the amount of which is based on of the following methods: (1) percentage measurement of time spent by a full-time employee to the costs incurred for that employee; (2) actual hours worked by our employees multiplied by an internal billing rate; or (3) fair value of the services if the services had been provided by a third party. We determine the method to calculate the monthly management fee based on the nature of services provided and the costs allocated. Salaries and employee benefits are the primary costs allocated to EVO. Therefore, we utilized the first method described above to calculate the monthly management fee. In 2024, TWFG received $371,971 for its services and expenses under this agreement.
Enterprise license agreements with EVO
We are party to enterprise license agreements with EVO for the license and use of EVO’s proprietary agency management software. EVO is owned directly by the Pre-IPO LLC Members. EVO charges TWFG Insurance Services LLC (“TWFG-IS”) and TWFG General Agency LLC (“TWFG-GA”) each an annual fee, which is payable on a monthly basis. The fee is determined annually based on market rates for software development services and the estimated number of users per year. In 2024, TWFG paid $1.8 million to EVO under these agreements.
Lease agreement
We are party to a lease agreement with Parkwood 2, LLC for our corporate headquarters located in The Woodlands, Texas (the “Lease”). Parkwood 2, LLC is owned directly by the Pre-IPO LLC Members. The Lease commenced on December 1, 2024 with an initial term of 120 months with an option to renew. In 2024, TWFG paid $2,524,142 to Parkwood 2, LLC under this lease, which includes $2,500,000 paid for tenant improvements in exchange for a reduced rental rate over the term of the Lease.
Reorganization agreement
In connection with the reorganization transactions, we entered into a reorganization agreement with TWFG Holding Company, LLC and each of the Pre-IPO LLC Members, dated as of July 17, 2024. The reorganization agreement evidenced (1) the contribution to us by Bunch Holdings of 1% of the LLC Units it holds in exchange for shares of Class A Common Stock, (2) the issuance of non-economic shares of Class B Common Stock to RenRe and GHC and (3) the issuance of non-economic shares of Class C Common Stock to Bunch Holdings.
Amended and restated TWFG Holding Company, LLC agreement
In connection with our IPO and reorganization transactions, we, TWFG Holding Company, LLC and each of the Pre-IPO LLC Members entered into an Amended and Restated TWFG Holding Company, LLC Agreement dated as of July 17, 2024 (the "TWFG LLC Agreement"). Following the reorganization transactions, and in accordance with the terms of the TWFG LLC Agreement, we operate our business through TWFG Holding Company, LLC. Pursuant to the terms of the TWFG LLC Agreement, so long as the Pre-IPO LLC Members continue to own any non-voting common interest units (the “LLC Units”) or securities redeemable or exchangeable into shares of our Class A Common Stock, we will not, without the prior written consent of such holders, engage in any business activity other than the management and ownership of TWFG Holding Company, LLC or own any assets other than securities of TWFG Holding Company, LLC and/or any cash or other property or assets distributed by or otherwise received from TWFG Holding Company, LLC, unless we determine in good faith that such actions or ownership are in the best interest of TWFG Holding Company, LLC.
As the sole managing member of TWFG Holding Company, LLC, we have control over all of the affairs and decision making of TWFG Holding Company, LLC. As such, through our officers and directors, we are responsible for all operational and administrative decisions of TWFG Holding Company, LLC and the day-to-day management of TWFG Holding Company, LLC’s business. We will fund any dividends to our stockholders by causing TWFG Holding Company, LLC to make distributions to the Pre-IPO LLC Members and us.

TWFG, INC.	27	2025 Proxy Statement

The holders of LLC Units generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of TWFG Holding Company, LLC. Net profits and net losses of TWFG Holding Company, LLC are allocated to its members pro rata in accordance with the percentages of their respective ownership of LLC Units, though certain non-pro rata adjustments are made to reflect certain items of tax depreciation, amortization and other tax items in accordance with applicable tax law. The TWFG LLC Agreement provides for pro rata cash distributions to the holders of LLC Units for purposes of funding their tax obligations in respect of the taxable income of TWFG Holding Company, LLC that is allocated to them. Generally, these tax distributions will be computed based on TWFG Holding Company, LLC’s estimate of the net taxable income of TWFG Holding Company, LLC allocable to each holder of LLC Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident of Texas (taking into account the non-deductibility of certain expenses and the character of our income).
Except as otherwise determined by us, if at any time we issue a share of our Class A Common Stock, the net proceeds received by us with respect to such share, if any, shall be concurrently invested in TWFG Holding Company, LLC and TWFG Holding Company, LLC shall issue to us one LLC Unit (unless such share was issued by us solely to fund the purchase of an LLC Unit from a holder of LLC Units (upon an election by us to exchange such LLC Unit in lieu of redemption following a redemption request by such holder of LLC Units in which case such net proceeds shall instead be transferred to the selling holder of LLC Units as consideration for such purchase, and TWFG Holding Company, LLC will not issue an additional LLC Unit to us). Similarly, except as otherwise determined by us, (i) TWFG Holding Company, LLC will not issue any additional LLC Units to us unless we issue or sell an equal number of shares of our Class A Common Stock and (ii) should TWFG Holding Company, LLC issue any additional LLC Units to the Pre-IPO LLC Members or any other person, we will issue an equal number of shares of our non-economic Class B Common Stock or non-economic Class C Common Stock to such Pre-IPO LLC Members or any other person. Conversely, if at any time any shares of our Class A Common Stock are redeemed, purchased or otherwise acquired, TWFG Holding Company, LLC will redeem, purchase or otherwise acquire an equal number of LLC Units held by us, upon the same terms and for the same price per security, as the shares of our Class A Common Stock are redeemed, purchased or otherwise acquired. In addition, TWFG Holding Company, LLC will not effect any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the LLC Units unless it is accompanied by substantively identical subdivision or combination, as applicable, of each class of our Common Stock, and we will not effect any subdivision or combination of any class of our Common Stock unless it is accompanied by a substantively identical subdivision or combination, as applicable, of the LLC Units.
Under the TWFG LLC Agreement, the holders of LLC Units (other than us) will have the right to require TWFG Holding Company, LLC to redeem all or a portion of their LLC Units for, at our election, newly-issued shares of Class A Common Stock on a one-for-one basis or a cash payment equal to the volume weighted average market price of one share of our Class A Common Stock for each LLC Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications). If we decide to make a cash payment, the holder of an LLC Unit has the option to rescind its redemption request within a specified time period. Upon the exercise of the redemption right, the redeeming member will surrender its LLC Units to TWFG Holding Company, LLC for cancellation. The TWFG LLC Agreement requires that we contribute cash or shares of our Class A Common Stock to TWFG Holding Company, LLC in exchange for an amount of newly-issued LLC Units in TWFG Holding Company, LLC that will be issued to us equal to the number of LLC Units redeemed from the holders of LLC Units. TWFG Holding Company, LLC will then distribute the cash or shares of our Class A Common Stock to such holder of an LLC Unit to complete the redemption. In the event of a redemption request by a holder of an LLC Unit, we may, at our option, effect a direct exchange of cash or Class A Common Stock for LLC Units in lieu of such a redemption. Whether by redemption or exchange, we are obligated to ensure that at all times the number of LLC Units that we or our wholly owned subsidiaries own equals the number of shares of Class A Common Stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities). Shares of non-economic Class B Common Stock or non-economic Class C Common Stock will be cancelled on a one-for-one basis if we, following a redemption request of a holder of an LLC Unit, redeem or exchange LLC Units of such holder of an LLC Unit pursuant to the terms of the TWFG LLC Agreement.

TWFG, INC.	28	2025 Proxy Statement

The TWFG LLC Agreement provides that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A Common Stock is proposed by us or our stockholders and approved by our Board or is otherwise consented to or approved by our Board, the holders of LLC Units will be permitted to participate in such offer by delivery of a notice of redemption or exchange that is effective immediately prior to the consummation of such offer. In the case of any such offer proposed by us, we are obligated to use our reasonable efforts to enable and permit the holders of LLC Units to participate in such offer to the same extent or on an economically equivalent basis as the holders of shares of our Class A Common Stock without discrimination. In addition, we are obligated to use our reasonable efforts to ensure that the holders of LLC Units may participate in each such offer without being required to redeem or exchange LLC Units.
Subject to certain exceptions, TWFG Holding Company, LLC will indemnify all of its members and their officers and other related parties, against all losses or expenses arising from claims or other legal proceedings in which such person (in its capacity as such) may be involved or become subject to in connection with TWFG Holding Company, LLC’s business or affairs or the TWFG LLC Agreement or any related document.
TWFG Holding Company, LLC may be dissolved (i) 45 days after the sale or other disposition of all or substantially all of the assets of TWFG Holding Company, LLC, (ii) upon the determination by us to dissolve TWFG Holding Company, LLC, (iii) upon any event which would cause the dissolution of TWFG Holding Company, LLC under the Texas Business Organizations Code or (iv) at any time TWFG Holding Company, LLC has no members, unless TWFG Holding Company, LLC is continued in accordance with the Texas Business Organizations Code. Upon dissolution, TWFG Holding Company, LLC will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including creditors who are members or affiliates of members) in satisfaction of all of TWFG Holding Company, LLC’s liabilities (whether by payment or by making reasonable provision for payment of such liabilities, including the setting up of any reasonably necessary reserves) and (b) second, to the members in proportion to their LLC Units.
Tax receivable agreement
On July 19, 2024, we entered into a tax receivable agreement (the “Tax Receivable Agreement”) with the Pre-IPO LLC Members that provides for the payment by us to the Pre-IPO LLC Members and any future party to the Tax Receivable Agreement of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (i) any increase in tax basis in TWFG Holding Company, LLC’s assets resulting from (a) the purchase of LLC Units from any of the Pre-IPO LLC Members using the net proceeds from any future offering of shares of our Class A Common Stock, (b) future taxable redemptions or exchanges by the Pre-IPO LLC Members of LLC Units for shares of our Class A Common Stock or cash or (c) payments under the Tax Receivable Agreement and (ii) tax benefits related to imputed interest resulting from payments made under the Tax Receivable Agreement. The payment obligations under the Tax Receivable Agreement are our obligations and not obligations of TWFG Holding Company, LLC. Our obligations under the Tax Receivable Agreement will also apply with respect to any person who becomes a party to the Tax Receivable Agreement. We are required to pay the Pre-IPO LLC Members and any other persons that become parties to the Tax Receivable Agreement for certain tax benefits we may receive, and the amounts we may pay could be significant.

TWFG, INC.	29	2025 Proxy Statement

Registration rights agreement
On July 19, 2024, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Pre-IPO LLC Members. Subject to several exceptions, including underwriter cutbacks and our right to defer a demand registration under certain circumstances, the Pre-IPO LLC Members may require that we register for public resale under the Securities Act all shares of Common Stock constituting registrable securities that they request be registered at any time, so long as the securities requested to be registered in each registration statement have an aggregate estimated market value of least $25 million. If we become eligible to register the sale of our securities on Form S-3 under the Securities Act, the Pre-IPO LLC Members have the right to require us to register the sale of the registrable securities held by them on Form S-3, subject to offering size and other restrictions. If we propose to register any of our securities under the Securities Act for our own account or the account of any other holder (excluding any registration related to employee benefit plan or a corporate reorganization or other Rule 145 transaction), the Pre-IPO LLC Members are entitled to notice of such registration and to request that we include registrable securities for resale on such registration statement, and we are required, subject to certain exceptions, to include such registrable securities in such registration statement.
Family and Corporate Relationships
Charles Alexander Bunch, our Chief Marketing Officer, is the brother of Richard F. (“Gordy”) Bunch III, our Chief Executive Officer, Chairman of our Board and founder. He has been an employee of the Company since 2015. His 2024 total compensation was approximately $1,211,538, including a base salary of $312,500, a cash bonus of $99,038, and RSUs under the Plan with a grant date fair value of $800,0000, subject to substantially the same terms as the IPO Equity Grants. Effective as of July 25, 2024, Mr. Bunch’s annualized salary was increased from $300,000 to $325,000. He also received benefits generally available to all employees. His compensation was determined in accordance with our standard employment and compensation practices applicable to employees with similar responsibilities and positions.
Michelle Bunch, a non-employee director, is the wife of Richard F. (“Gordy”) Bunch III, our Chief Executive Officer, Chairman of our Board and founder.
RenaissanceRe Holdings Ltd., through its wholly-owned subsidiary RenRe, has been an investor in the Company since 2018. Jonathan Anderson, the Senior Vice President-Strategic Investments of RenaissanceRe, is a member of our Board.
Griffin Highline Capital LLC, through its wholly-owned subsidiary, GHC, has been an investor in the Company since 2021. Michael Doak, the CEO and Managing Partner of Griffin Highline Capital is a member of our Board.
Indemnification Agreements with our Directors and Officers
We have entered into indemnification agreements with each of our directors and our executive officers. The indemnification agreements and our Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorney's fees incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person's services as a director or executive officer.

TWFG, INC.	30	2025 Proxy Statement

Audit Committee Report
With respect to TWFG's financial reporting process, the management of TWFG is responsible for establishing and maintaining internal controls and preparing TWFG's consolidated financial statements. TWFG's independent registered public accounting firm, Deloitte & Touche, LLP, (“Deloitte”) is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of TWFG's financial statements. We have relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with U.S. Generally Accepted Accounting Principles and on the representations of Deloitte included in its audit of TWFG's consolidated financial statements.
We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2024 with TWFG's management and with Deloitte, including the results of the independent registered public accounting firm's audit of TWFG's financial statements. We have also discussed with Deloitte all matters required to be discussed by the Standards of the Public Company Accounting Oversight Board ("PCAOB") for communication with audit committees, under which Deloitte must provide us with additional information regarding the scope and results of its audit of TWFG's consolidated financial statements.
We have also received and reviewed the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte's communications with the Audit Committee concerning independence, and have discussed with Deloitte its independence from TWFG, as well as any relationships that may impact Deloitte's objectivity and independence.
Based on our review of the matters noted above and our discussions with TWFG's management and independent registered public accountants, we recommended to the Board that the audited consolidated financial statements be included in TWFG's Annual Report on Form 10-K for the fiscal year ended December 31, 2024, for filing with the Securities and Exchange Commission.
Janet S. Wong (Chair)
Jonathan Anderson
Michael Doak

TWFG, INC.	31	2025 Proxy Statement

PROPOSAL TWO
Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee has appointed Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2025. We are asking our stockholders to ratify the selection of Deloitte as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, we are submitting the election of Deloitte to our stockholders for ratification as a matter of good corporate practice and because we value our stockholders' views on our independent registered public accounting firm. In the event that our stockholders fail to ratify the selection, the Audit Committee will review its future selection of independent auditors. Even if our stockholders ratify the selection, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of TWFG and our stockholders. Representatives of Deloitte are expected to be present at the Annual Meeting, and they will have the opportunity to make a statement if they so desire and to respond to appropriate questions.
The following table presents fees for professional audit services and other services provided to TWFG by Deloitte for the fiscal years ended December 31, 2023 and 2024.

	2023 ($)	2024 ($)

Audit Fees (1)	903,500	899,394
Audit-Related Fees(2)	1,237,800	150,000
Tax Fees(3)	58,175	499,627
All Other Fees(4)	—	—
Total fees	2,199,475	1,549,021
1.Audit fees consist of fees billed for professional services rendered in connection with the audit of our annual financial statements, review of our quarterly financial statements, and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements, such as review of our filings with the SEC, including review and preparation of registration statements, comfort letters, consents and research necessary to comply with generally accepted auditing standards, for those fiscal years.
2.Audit Related Fees consist of fees billed assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” Such fees also include services rendered in connection with the Company’s IPO in 2023 and 2024.
3.Tax Fees consist of fees for tax compliance, tax advice, and tax planning.
4.All Other Fees include any fees billed that are not audit, audit-related, or tax fees. No such services were incurred in 2023 or 2024.

TWFG, INC.	32	2025 Proxy Statement

Pre-Approval Policies and Procedures
Pursuant to the Audit Committee Charter, Audit Committee Pre-Approval Policy and the requirements of law, the Audit Committee pre-approves all audit and permitted non-audit services that may be provided by our independent registered public accounting firm. This pre-approval applies to audit services, audit-related services, tax services and other services. In most cases, the Audit Committee provides pre-approval for specific services, subject to a specific dollar threshold. In other cases, the chairperson of the Audit Committee or one or more of its other members has the delegated authority from the Audit Committee to pre-approve certain services, and the chairperson then reports such pre-approvals to the full Audit Committee at its next meeting. For the fiscal year ended December 31, 2024, all fees paid to Deloitte have been approved by the Audit Committee.
Vote Required and Board Recommendation
The ratification of the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm requires the affirmative vote of a majority of votes present in person or by proxy at the Annual Meeting, assuming a quorum is present.

✓	The Board recommends a vote "FOR" the ratification of the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

TWFG, INC.	33	2025 Proxy Statement

Availability of Annual Report on Form 10-K
Stockholders can access our Annual Report, which includes our Form 10-K and other financial information, on our website at https://twfg.com/ under the caption "Investors." Alternatively, stockholders can request a paper copy of the Annual Report by writing to: TWFG, Inc., 10055 Grogans Mill RD, Suite 500, The Woodlands, TX 77380, Attention: Corporate Secretary.

TWFG, INC.	34	2025 Proxy Statement

Questions and Answers
Q:    Why am I receiving these materials?
A:    The Board is making these proxy materials available to you on the Internet or, upon your request, by delivering printed versions of these materials to you by mail, in connection with the solicitation of proxies for use at our Annual Meeting, or at any adjournment or postponement of the Annual Meeting. The Annual Meeting will occur on May 28, 2025 at 9:00 a.m. Central Time virtually at www.virtualshareholdermeeting.com/TWFG2025.
Q:    What is included in these materials?
A:    These materials include this Proxy Statement for the Annual Meeting and our Annual Report, which includes our Form 10-K for the year ended December 31, 2024. We are first making these materials available to you on the Internet on or about April 11, 2025. On April 11, 2025, we mailed to our U.S. stockholders as of April 1, 2025, the record date for the Annual Meeting, a notice containing instructions on how to access these proxy materials online and how to submit a proxy online. Also, on April 11, 2025, we began mailing printed copies of these proxy materials to stockholders that have requested printed copies and to stockholders outside the United States. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Instead, the notice instructs you on how to access and review online all the vital information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in that notice.
Q:    How do I request a printed copy of the proxy materials?
A:    To request a printed copy of the proxy statement, annual report and form of proxy relating to this stockholder meeting or future stockholder meetings, visit www.proxyvote.com, call 1-800-579-1639 or send an email to sendmaterial@proxyvote.com. You must have available the 16-digit control number from the notice described above.
Q:    How do I change my preference and only receive materials electronically?
A:    If you currently receive printed copies of the proxy materials and would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, annual reports and related materials electronically via email or the Internet, visit www.proxyvote.com, call 1-800-579-1639 or send an email to sendmaterial@proxyvote.com. You must have available the 16-digit control number from the notice described above. To sign up for electronic delivery, please follow the instructions on the proxy card using the Internet and, when prompted, indicate that you agree to receive or access proxy and related materials electronically in future years.
Q:    What is the record date for the meeting?
A:    Our Board has fixed the record date for the annual meeting as of the close of business on April 1, 2025.
Q:    How do I vote?
A:    If your shares are registered in your name, you may vote online while virtually attending the annual meeting by visiting www.virtualshareholdermeeting.com/TWFG2025 or by proxy without attending the meeting. Registered stockholders may also vote by proxy, by telephone or on the Internet by following the instructions included with your proxy card or the notice we mailed to you on April 11, 2025. In addition, if you received a printed proxy card, you may mark, sign, date and mail the proxy card you received from Broadridge in the postage-paid return envelope. If you vote or submit a proxy in accordance with any of the available methods, your shares will be voted at the meeting pursuant to your instructions.

TWFG, INC.	35	2025 Proxy Statement

If you sign and return the proxy card or vote by proxy by telephone or on the Internet but do not provide voting instructions on some or all of the proposals, your shares will be voted by the persons named in the proxy card on all uninstructed proposals in accordance with the recommendations of the Board given below.
If your shares are held in ‘‘street name’’ by a broker, bank or other nominee, that person, as the record holder of your shares, is required to vote your shares according to your instructions. Your bank, broker or other nominee will send you directions on how to vote those shares, which may include the ability to instruct the voting of your shares by telephone or on the Internet.
If your shares are held by a broker, bank or other nominee and you wish to vote online while virtually attending the meeting, you may only vote your shares if you have obtained a “legal proxy” from your bank, broker or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.
If you received more than one Notice of Internet Availability of Proxy Materials or proxy card, then you hold shares of TWFG, Inc. Common Stock in more than one account. You should vote via the Internet, by telephone or by mail for all shares held in each of your accounts.
Q:    What is the purpose of the Annual Meeting?
A:    For stockholders to vote on the following proposals:

1	To elect each of Richard F. ("Gordy") Bunch III, Michael Doak, Jonathan Anderson, Michelle Caroline Bunch, Robin A. Ferracone, and Janet S. Wong as a director for a one-year term;

2	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025;

3	To transact any other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Q:    How does the Board of Directors recommend I vote on these proposals?
A:    The Board recommends that you vote:
•"FOR" the election of each of Richard F. ("Gordy") Bunch III, Michael Doak, Jonathan Anderson, Michelle Caroline Bunch, Robin A. Ferracone, and Janet S. Wong as a director; and
•"FOR" the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.
Q:    Who is entitled to vote at the Annual Meeting?
A:    Holders of our Common Stock as of the close of business on April 1, 2025, the record date, may vote at the Annual Meeting. As of the record date, there were 14,904,083 shares of our Class A Common Stock, 7,277,651 shares of our non-economic Class B Common Stock, and 33,893,810 shares of our non-economic Class C Common Stock outstanding. Each share of Class A Common Stock is entitled to one vote, each share of non-economic Class B Common Stock is entitled to one vote, and each share of non-economic Class C Common Stock is entitled to ten votes per a share. Holders of our Class A Common Stock, non-economic Class B Common Stock, and non-economic Class C Common Stock will vote as a single class on all matters described in this Proxy Statement.

TWFG, INC.	36	2025 Proxy Statement

Q:    What is householding?
A:    SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. Each stockholder continues to receive a separate proxy card. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some banks, brokers and other nominee record holders may be ‘‘householding’’ our proxy statements, annual reports and related materials. If you would like to receive your own set of TWFG’s proxy statements, annual reports and related materials, or if you share an address with another TWFG, Inc. stockholder and together both of you would like to receive only a single set of these documents, please contact your bank, broker or other nominee.
Q:    If I submit a proxy, how will it be voted?
A:    When proxies are properly signed, dated and returned, the shares represented by the proxies will be voted in accordance with the instructions of the stockholder. If no specific instructions are given, you give authority to Richard F. ("Gordy") Bunch III and Michael Doak to vote the shares in accordance with the recommendations of our Board as described above. If any director nominee is not able to serve, proxies will be voted in favor of the other nominee and may be voted for a substitute nominee, unless our Board chooses to reduce the number of directors serving on our Board. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, then the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy.
Q:    Can I change my vote or revoke my proxy?
A:    Yes. If you are a stockholder of record, you can change your vote or revoke your proxy before it is exercised by:
•Written notice to our Corporate Secretary;
•Timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or
•Voting virtually at the Annual Meeting.
If you are a beneficial owner of shares held in street name, you should follow the instructions of your bank, broker or other nominee to change or revoke your voting instructions. You may also vote virtually at the Annual Meeting if you obtain a legal proxy as described above.
Q:    Where is the meeting held?
A:    The annual meeting will be conducted via live audio webcast at www.virtualshareholdermeeting.com/TWFG2025. Please allow ample time for the online check-in process. If you encounter difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page hosting the virtual meeting.
Q:    How do I submit a question at the annual meeting?
A:    If you wish to submit a question on the day of the annual meeting, beginning at 9:00 a.m. Central Time on May 28, 2025, you may log in using the 16-digit control number provided with the voting instructions. You will be able to participate, submit questions and vote electronically at www.virtualshareholdermeeting.com/TWFG2025 .
The annual meeting will be governed by our meeting rules of conduct posted at www.virtualshareholdermeeting.com/TWFG2025 in advance of the meeting. The meeting guidelines will address the ability of stockholders to ask questions or otherwise comment during the meeting, including rules on permissible topics, and rules for how questions and comments will be recognized and disclosed to meeting participants.

TWFG, INC.	37	2025 Proxy Statement

Q:    May I see a list of stockholders entitled to notice of the meeting as of the record date?
A:    A list of our registered stockholders as of the close of business on the record date will be made available to stockholders during the meeting at www.virtualshareholdermeeting.com/TWFG2025. To access such list of registered holders at our principal offices beginning May 15, 2025 and until the meeting, stockholders should email TWFG Investor Relations at IR@twfg.com.
Q:    Can I attend the Annual Meeting?
A:    You are invited to attend the Annual Meeting virtually if you are a stockholder of TWFG as of the close of business on April 1, 2025, the record date for the Annual Meeting, or if you hold a valid proxy for the Annual Meeting. Our Annual Meeting will be held virtually; use the Control Number included on your Notice or printed proxy card to enter. Anyone can also listen to the Annual Meeting live at www.virtualshareholdermeeting.com/TWFG2025.
Q:    What constitutes a quorum at the Annual Meeting?
A:    The presence, in person or by proxy, of the holders of a majority of the voting power of all outstanding shares of our stock and entitled to vote at the Annual Meeting constitutes a quorum for the conduct of any business at the Annual Meeting. You will be considered part of the quorum if you return a signed and dated proxy card, if you vote by telephone or Internet, or if you virtually attend the Annual Meeting.
Abstentions and withhold votes are counted as "shares present" at the Annual Meeting for purposes of determining whether a quorum exists. Proxies submitted by banks, brokers or other holders of record holding shares for you as a beneficial owner that do not indicate a vote for some of or all the proposals because that holder does not have voting authority and has not received voting instructions from you (so-called "broker non-votes") are also considered "shares present" for purposes of determining whether a quorum exists. If you are a beneficial owner, these holders are permitted to vote your shares on the ratification of the appointment of our independent registered public accounting firm, even if they do not receive voting instructions from you.
Q:    What is the voting requirement to approve each of the proposals?
A:    Provided that there is a quorum, the voting requirements are as follows:

	Proposal	Vote Required	Broker Discretionary Voting Allowed?

1	Election of six director nominees	Plurality of votes cast	No
2	Ratification of appointment of independent registered public accounting firm	Majority of votes present in person or by proxy	Yes
Q:    What is the impact of abstentions, withheld votes and broker non-votes?
A:    With respect to the proposal to elect the six director nominees, abstentions and broker non-votes (if any) will have no effect on the outcome of the vote on this proposal.
With respect to the proposal to ratify the appointment of the independent registered public accounting firm, abstentions will have the effect of a vote “against” the proposal. As this proposal is considered routine, there will be no broker non-votes on this proposal.
Without voting instructions from beneficial owners, brokers will have discretion to vote on the ratification of the appointment of the independent registered public accounting firm but not on the election of directors or other matters. Therefore, in order for your voice to be heard, it is important that you vote.

TWFG, INC.	38	2025 Proxy Statement

Q:    Who pays for the cost of this proxy solicitation?
A:    We will pay all the costs of preparing, mailing and soliciting the proxies. We will ask brokers, banks, voting trustees and other nominees and fiduciaries to forward the proxy materials to the beneficial owners of our Common Stock and to obtain the authority to execute proxies. We will reimburse them for their reasonable expenses upon request. In addition to mailing proxy materials, our directors, officers and employees may solicit proxies electronically, by telephone or otherwise. These individuals will not be specially compensated.
Q:    Where can I find the voting results of the Annual Meeting?
A:    We will announce preliminary voting results at the Annual Meeting. We also will disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final results within four business days after the final results are known.
Q:    Why did I receive a Notice of Internet Availability of Proxy Materials rather than a full set of proxy materials?
A:    In accordance with SEC rules, we have elected to furnish our proxy materials, including this Proxy Statement and the Annual Report, primarily via the Internet rather than by mailing the materials to stockholders. The Notice of Internet Availability of Proxy Materials provides instructions on how to access our proxy materials on the Internet, how to vote, and how to request printed copies of the proxy materials. Stockholders may request to receive future proxy materials in printed form by following the instructions contained in the Notice of Internet Availability of Proxy Materials. We encourage stockholders to take advantage of the proxy materials on the Internet to reduce the costs and environmental impact of our Annual Meeting.
Q:    How can I obtain TWFG's Form 10-K and other financial information?
A:    Stockholders can access our Annual Report, which includes our Form 10-K and other financial information, on our website at https://twfg.com/ under the caption "Investors." Alternatively, stockholders can request a paper copy of the Annual Report by writing to: TWFG, Inc., 10055 Grogans Mill RD, Suite 500, The Woodlands, TX 77380, Attention: Corporate Secretary.
Q:    How do I submit a stockholder proposal for consideration at next year's Annual Meeting of stockholders?
A:    For a proposal to be included in our proxy statement for the 2026 Annual Meeting of Stockholders, it must be delivered to our Corporate Secretary in writing and comply with requirements of Rule 14a-8 of the Exchange Act. You should send your proposal to: TWFG, Inc., 10055 Grogans Mill RD, Suite 500, The Woodlands, TX 77380, Attention: Corporate Secretary on or before January 28, 2026.
You also may submit a written notice of stockholder nominations of director candidates or a proposal that you do not want included in the proxy statement but that you want to raise at the 2026 Annual Meeting of Stockholders. In the case of director nominations and other proposals by stockholders, our bylaws require that advance written notice be received by us on or after January 28, 2026, but no later than February 27, 2026. However, in the event that the 2026 Annual Meeting of Stockholders is advanced by more than 30 days, or delayed by more than 60 days from May 28, 2026, in order to be timely, a notice by the stockholder must be received (A) no earlier than 120 days before such annual meeting and (B) no later than the later of 90 days before such annual meeting and the tenth day after the day on which the notice of such annual meeting was made by mail or public disclosure.

TWFG, INC.	39	2025 Proxy Statement

As detailed in our Bylaws, to bring a proposal other than the nomination of a director before an annual meeting of stockholders, your notice of proposal must detail the information specified in the Bylaws. We will not entertain any proposals at the 2026 Annual Meeting that do not meet the requirements set forth in our Bylaws. The Bylaws can be found on the SEC website (https://www.sec.gov) as Exhibit 3.2 to the Form 8-K that was filed on July 17, 2024. To make a submission or to request a copy of our Bylaws, stockholders should contact our Corporate Secretary at TWFG, Inc., 10055 Grogans Mill RD, Suite 500, The Woodlands, TX 77380.
Q:    How do I recommend a director nominee?
A:    If you wish to nominate an individual for election as director at the 2026 Annual Meeting of Stockholders, we must receive your written nomination on or after January 28, 2026, but no later than February 27, 2026. You should send your proposal to: TWFG, Inc., 10055 Grogans Mill Rd, Suite 500, The Woodlands, TX 77380, Attention: Corporate Secretary.
The notice of nomination must detail the information specified in the Bylaws. We will not entertain any nominations at the 2026 Annual Meeting that do not meet the requirements set forth in our Bylaws. The Bylaws can be found on the SEC website (https://www.sec.gov) as Exhibit 3.2 to the Form 8-K that was filed on July 17, 2024. To make a submission or to request a copy of our Bylaws, stockholders should contact our Corporate Secretary at TWFG, Inc., 10055 Grogans Mill RD, Suite 500, The Woodlands, TX 77380.

TWFG, INC.	40	2025 Proxy Statement

Other Business
Our Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the proxy card will have discretion to vote the shares represented by proxy in accordance with their own judgment on such matters.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. We urge you to vote by telephone, by Internet or by executing and returning the proxy card at your earliest convenience.

TWFG, INC.	41	2025 Proxy Statement

Appendix
Non-GAAP Financial Measures
Organic Revenue Growth, Adjusted EBITDA and Adjusted EBITDA Margin included in this Proxy Statement are not measures of financial performance in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and should not be considered substitutes for GAAP measures, including revenues (for Organic Revenue and Organic Revenue Growth), net income (for Adjusted Net Income, Adjusted Net Income Margin, Adjusted EBITDA and Adjusted EBITDA Margin) diluted earnings per share (Adjusted Diluted Earnings Per Share), and cash flow from operating activities (for Adjusted Free Cash Flow) which we consider to be the most directly comparable GAAP measures. These non-GAAP financial measures have limitations as analytical tools, and when assessing our operating performance, you should not consider these non-GAAP financial measures in isolation or as substitutes for revenues, net income, operating cash flow or other consolidated financial statement data prepared in accordance with GAAP. Other companies may calculate any or all of these non-GAAP financial measures differently than we do, limiting their usefulness as comparative measures.
Organic Revenue. Organic Revenue is total revenue (the most directly comparable GAAP measure) for the relevant period, excluding contingent income, fee income, other income and those revenues generated from acquired businesses with over $0.5 million in annualized revenue that have not reached the twelve-month owned milestone.
Organic Revenue Growth. Organic Revenue Growth is the change in Organic Revenue period-to-period, with prior period results adjusted to include revenues that were excluded in the prior period because the relevant acquired businesses had not reached the twelve-month-owned milestone but have reached the twelve-month owned milestone in the current period. We believe Organic Revenue Growth is an appropriate measure of operating performance because it eliminates the impact of acquisitions, which affects the comparability of results from period to period.
Adjusted EBITDA. Adjusted EBITDA is a supplemental measure of our performance and is defined as EBITDA adjusted to reflect items such as equity-based compensation, interest income, other non-operating and certain nonrecurring items. EBITDA is defined as net income (the most directly comparable GAAP measure) before interest, income taxes, depreciation, and amortization. We believe that Adjusted EBITDA is an appropriate measure of operating performance because it adjusts for significant one-time, non-recurring items and eliminates the ongoing accounting effects of certain capital spending and acquisitions, such as depreciation and amortization, that do not directly affect what management considers to be our ongoing operating performance in the period. These adjustments eliminate the effects of certain items that may vary from company to company for reasons unrelated to overall operating performance. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.
Adjusted EBITDA Margin. Adjusted EBITDA Margin is Adjusted EBITDA divided by total revenue. We believe that Adjusted EBITDA Margin is a useful measurement of operating profitability for the same reasons we find Adjusted EBITDA useful and also because it provides a period-to-period comparison of our operating performance.

TWFG, INC.	A-1	2025 Proxy Statement

A reconciliation of Organic Revenue and Organic Revenue Growth Rate to Total Revenue and Total Revenue Growth Rate, the most directly comparable GAAP measures, is as follows (in thousands):

	Three Months Ended December 31		Twelve Months Ended December 31
	2024	2023	2024	2023

Total revenues	$51,743	$39,571	$203,760	$172,043
Acquisition adjustments(1)	(105)	(1,405)	(3,687)	(4,052)
Contingent income	(5,005)	(1,062)	(8,722)	(4,085)
Fee income	(2,751)	(1,968)	(10,562)	(8,311)
Other income	(276)	(313)	(1,318)	(968)
Organic Revenue	$43,606	$34,823	$179,471	$154,627
Organic Revenue Growth(2)	$7,429	$2,527	$22,746	$15,514
Total Revenue Growth Rate(3)	30.8%	7.3%	18.4%	11.8%
Organic Revenue Growth Rate(2)	20.5%	7.8%	14.5%	11.2%
1.Represents revenues generated from the acquired businesses during the first 12 months following an acquisition.
2.Organic Revenue for the three months ended December 31, 2023 and 2022, and for the twelve months ended December 31, 2023 and 2022, used to calculate Organic Revenue Growth for the three months ended December 31, 2024 and 2023, and for the twelve months ended December 31, 2024 and 2023, was $36.2 million, $32.3 million, $156.7 million and $139.1 million, respectively, which is adjusted to reflect revenues from acquired businesses with over $0.5 million in annualized revenue that reached the twelve-month owned mark during the year ended December 31, 2024 and 2023, respectively. Organic Revenue Growth Rate represents the period-to-period change in Organic Revenue divided by the total adjusted Organic Revenue in the prior period.
3.Represents the period-to-period change in total revenues divided by the total revenues in the prior period.
Applying the use of enhanced data consistently throughout the prior periods, revenue growth rate for the three months ended and twelve months ended December 31, 2023 compared to the same period in 2022 would have been 9.9% and 14.9%, respectively, and Organic Revenue Growth Rate for the three months ended and twelve months ended December 31, 2023 compared to the same period in 2022 would have been 10.7% and 14.5%, respectively.

TWFG, INC.	A-2	2025 Proxy Statement

A reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to Net Income and Net Income Margin, the most directly comparable GAAP measures, for each of the periods indicated is as follows (in thousands):

	Three Months Ended December 31		Twelve Months Ended December 31
	2024	2023	2024	2023

Total revenues	$51,743	$39,571	$203,760	$172,043
Net income	$8,153	$5,215	$28,592	$26,096
Interest expense	98	450	2,223	1,003
Interest income(2)	2,174	421	4,376	891
Depreciation and amortization	3,054	1,522	12,020	4,862
Income tax expense	1,057	—	1,495	—
EBITDA	10,188	6,766	39,954	31,070
Acquisition-related expenses	20	36	20	204
Restructuring and related expenses	—	—	—	17
Equity-based compensation	1,207	—	2,219	—
Interest income(2)	2,174	421	4,376	891
Discontinued operation income	—	—	—	(834)
Other non-recurring items(1)	257	—	(1,220)	—
Adjusted EBITDA	$13,846	$7,223	$45,349	$31,348
Net Income Margin	15.8%	13.2%	14.0%	15.2%
Adjusted EBITDA Margin	26.8%	18.3%	22.3%	18.2%
1.Represents a one-time adjustment reducing commission expense, which resulted from the branch conversions. In January 2024, nine of our Branches converted to Corporate Branches. Upon conversion, agents of the newly converted Corporate Branches became employees and received salaries, employee benefits, and bonuses for services rendered instead of commissions. As a result, we released a portion of the unpaid commissions related to the converted branches that we no longer are required to settle.
2.Interest income reflects interest and other earnings on cash balances held by the Company. This income is included in Adjusted EBITDA as we view our total interest and investment income as an integral part of our business model and earnings stream until deployed.

TWFG, INC.	A-3	2025 Proxy Statement

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TWFG2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V68310-P25588

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TWFG, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Elect each of the six director nominees for a one-year term	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Richard F. ("Gordy") Bunch III
02) Michael Doak
03) Jonathan Anderson
04) Michelle Caroline Bunch
05) Robin A. Ferracone
06) Janet S. Wong

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Annual Report are available at www.proxyvote.com.

V68311-P25588

TWFG, INC.
ANNUAL MEETING OF STOCKHOLDERS
MAY 28, 2025 9:00 a.m. (CENTRAL TIME)
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I hereby appoint Richard F. ("Gordy") Bunch III and Michael Doak, together and separately, as proxies to vote all shares of common stock which I have power to vote at the Annual Meeting of Stockholders to be held on Wednesday, May 28, 2025, at 9:00 a.m. (Central Time) via a virtual format, and at any adjournments or postponements thereof, in accordance with the instructions on the reverse side of this proxy card and as if I were present and voting such shares. The proxies are authorized in their discretion to name others to take their place. I also hereby acknowledge receipt of the Notice of Annual Meeting and Proxy Statement, dated April 11, 2025, and TWFG, Inc.'s 2024 Annual Report to Stockholders.

This proxy, when properly completed and returned, will be voted in the manner directed herein by the stockholder named on the reverse side, or IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS.

Continued and to be signed on reverse side